Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES OFFER TO EXCHANGE NEW FLOATING
RATE NOTES DUE 2010 FOR UP TO $250 MILLION OF ITS FLOATING
RATE NOTES DUE 2008

New York, NY (November 22, 2006) – The Interpublic Group of Companies, Inc. (NYSE: IPG) announced today that it has launched an offer to exchange up to $250 million principal amount of its new Floating Rate Notes due 2010 (the “new notes”) for the same principal amount of its old Floating Rate Notes due 2008 (the “old notes”). This exchange offer is being conducted only with qualified institutional buyers that currently hold the old notes and is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The offer will expire, unless extended by Interpublic, at 12:00 midnight, New York City time, on December 21, 2006.

Interpublic is offering eligible holders $1,000 principal amount of its new notes for each $1,000 principal amount of its outstanding old notes, plus an early participation payment of $41.25 in cash per $1,000 principal amount of old notes exchanged. To be eligible to receive the early participation payment and for early settlement of their old notes, holders of old notes must validly tender and not subsequently validly withdraw their old notes prior to 5:00 p.m., New York City time, on December 7, 2006, the early participation date. Holders that validly tender their old notes after the early participation date will not receive the early participation payment. Exchanging holders will also receive a cash payment in the amount of accrued but unpaid interest on their old notes up to, but not including, the initial settlement date. The initial settlement date, on which Interpublic will accept for settlement old notes that have been validly tendered and not subsequently validly withdrawn, will occur upon the satisfaction or waiver of certain conditions to the initial acceptance of the old notes and will be on or after the early participation date.

Interest on the new notes will be payable quarterly in arrears beginning February 15, 2007. The new notes will differ from the old notes in that the new notes will (i) mature

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

in November 2010 (instead of July 2008), (ii) bear interest at a per annum rate equal to three-month LIBOR plus 200 basis points (instead of three-month LIBOR plus 325 basis points) and (iii) benefit from the terms of a registration rights agreement between Interpublic and the dealer manager for the exchange offer. The terms of the new notes are otherwise substantially identical to those of the old notes.

The holder of approximately 45% of the aggregate principal amount of old notes outstanding has agreed to tender its old notes pursuant to the exchange offer and not to withdraw those old notes so long as the exchange offer is not amended in an adverse manner.

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The new notes have not been and, at the time of the closing of the transaction, will not be registered under the Securities Act or any state securities laws. They may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

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Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include DraftFCB Group, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen and The Martin Agency.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group	1114 Avenue of the Americas	New York, NY 10036	212-704-1200 tel 212-704-1201 fax